As filed with the Securities and Exchange Commission on April     , 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-176534

REGISTRATION STATEMENT NO. 333-153758

REGISTRATION STATEMENT NO. 333-131945

UNDER

THE SECURITIES ACT OF 1933

American Pacific Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-6490478
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3883 Howard Hughes Parkway, Suite 700 Las Vegas, NV	89169
(Address of principal executive offices)	(Zip code)

American Pacific Corporation Amended and Restated 2008 Stock Incentive Plan

American Pacific Corporation 401(k) Plan

AMPAC Fine Chemicals LLC Bargaining Unit 401(k) Plan

(Full title of the plan)

Dana M. Kelley

Vice President, Chief Financial Officer and Treasurer

American Pacific Corporation

3883 Howard Hughes Parkway, Suite 700

Las Vegas, NV 89169

(Name and address of agent for service)

(702) 735-2200

(Telephone number, including area code, of agent for service)

Copy to:

Zane O. Gresham

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of American Pacific Corporation (the “Company”):

•	File No. 333-176534, pertaining to the registration of 450,000 shares of Common Stock, $0.10 par value per share, of the Company (the “Common Stock”), issuable under the American Pacific Corporation Amended and Restated 2008 Stock Incentive Plan, and the associated preference share purchase right and associated rights to purchase Common Stock (collectively, “Common Stock Purchase Rights”) described in the Registration Statement;

•	File No. 333-153758, pertaining to the registration of 400,000 shares of Common Stock issuable pursuant to the American Pacific Corporation 401(k) Plan, the associated Common Stock Purchase Rights and an indeterminate amount of interests to be offered or sold pursuant to such plan; and

•	File No. 333-131945, pertaining to the registration of 300,000 shares of Common Stock issuable pursuant to the AMPAC Fine Chemicals LLC Bargaining Unit 401(k) Plan, the associated Common Stock Purchase Rights and an indeterminate amount of interests to be offered or sold pursuant to such plan.

On February 27, 2014, pursuant to the Agreement and Plan of Merger, dated as of January 9, 2014, by and between Flamingo Parent Corp., a Delaware corporation (“Parent”), and Flamingo Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent, both of which are affiliates of and controlled by H.I.G. Capital, LLC, a Delaware limited liability company (“H.I.G.”), the Company became a wholly owned portfolio company of H.I.G. (the “Merger”).

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the securities described above that were registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 21, 2014.

American Pacific Corporation

By:	/s/ DANA M. KELLEY
Name:	Dana M. Kelley
Title:	Vice President, Chief Financial Officer and Treasurer

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.